UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 7, 2012

Nexxus Lighting, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23590	59-3046866
(Commission File Number)	(IRS Employer Identification No.)

124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina	28262
(Address of Principal Executive Offices)	(Zip Code)

(704) 405-0416

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on May 9, 2012, Nexxus Lighting, Inc. (the “Company”) received a letter from the Listing Qualifications Department of The Nasdaq Stock Market notifying the Company that the minimum bid price per share for its common stock fell below $1.00 for a period of 30 consecutive business days and that therefore the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). The Company was initially provided 180 calendar days, or until November 5, 2012, to regain compliance with the minimum bid price requirement.

On November 7, 2012, Nasdaq granted the Company’s request for an additional 180-days, or until May 6, 2013, for the Company to regain compliance with the minimum bid price requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company can regain compliance if at any time during the 180-day period the closing bid price of the Company’s common stock is at least $1.00 for a minimum of 10 consecutive business days (or such longer period as the Nasdaq, in its discretion, may require pursuant to Nasdaq Listing Rule 5810(c)(3)(F)). We intend to monitor the closing bid price of the Company’s common stock and will implement available options to regain compliance with the minimum bid price requirement, including, if necessary, by implementing a reverse stock split at least ten business days prior to the expiration of the new compliance period. Nasdaq has advised the Company that should it be unable to demonstrate compliance by the end of the new compliance period, it will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal Staff’s determination to a Hearings Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 7, 2012	NEXXUS LIGHTING, INC.

/s/ Gary R. Langford
	Name:	Gary R. Langford
	Title:	Chief Financial Officer